                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION

                                  ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                      ELECTRONIC DATA SYSTEMS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                                    [LOGO]



                                                                Richard H. Brown
                               Chairman of the Board and Chief Executive Officer


                                                                   April 9, 1999


Dear Shareholder:

     On behalf of your Board of Directors, it is my pleasure to invite you to attend the 1999 Annual Meeting of Shareholders of EDS. The meeting will be held on Tuesday, May 25, 1999 at 1:00 p.m. local time, at The Plano Centre, 2000 E. Spring Creek Parkway, Plano, Texas 75074. You will find information regarding the matters to be voted on at the meeting in the following pages. The 1998 Annual Report to Shareholders is also enclosed with these materials.

     Please let us know whether you plan to attend the meeting by marking the appropriate box on your proxy card or, if you vote by telephone or internet, indicating your plans when prompted. If you are a shareholder of record, please bring the top portion of the proxy card to the meeting as your admission ticket. If you plan to attend the meeting and your shares are held in street name (by a bank or broker, for example), you may bring a recent account statement to the meeting in lieu of the admission ticket.

     Your vote is important. Whether or not you plan to attend the meeting, please either complete and return the enclosed proxy card in the accompanying envelope or vote through the telephone or internet voting procedures described on the proxy card (if you hold your shares in street name, telephone or internet voting will be available to you only if offered by your bank or broker). Please note that your completed proxy, or your telephone or internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

     I look forward to seeing you at the meeting.

                                                  Sincerely,


                                                  /s/ Richard H. Brown
                                                  --------------------
                                                  Richard H. Brown



OUR ANNUAL REPORT AND PROXY STATEMENT ARE AVAILABLE ELECTRONICALLY. AS AN ALTERNATIVE TO RECEIVING PRINTED COPIES OF THESE DOCUMENTS IN FUTURE YEARS, YOU MAY ELECT TO ACCESS THEM ELECTRONICALLY AND VOTE ON THE INTERNET. TO DO SO, IF YOU ARE A REGISTERED HOLDER PLEASE CHECK THE APPROPRIATE BOX ON THE ENCLOSED PROXY CARD OR, IF YOU ARE VOTING ON THE INTERNET THIS YEAR, INDICATE WHEN PROMPTED THAT YOU AGREE TO RECEIVE THE ANNUAL REPORT AND PROXY STATEMENT ELECTRONICALLY IN FUTURE YEARS. IF YOU HOLD YOUR SHARES IN STREET NAME, FOLLOW THE INSTRUCTIONS FOR INTERNET VOTING ON YOUR VOTING INSTRUCTION CARD AND INDICATE WHEN PROMPTED THAT YOU AGREE TO RECEIVE THE ANNUAL REPORT AND PROXY STATEMENT ELECTRONICALLY IN FUTURE YEARS.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ABOUT THE MEETING........................................................................  1

  WHO CAN VOTE...........................................................................  1
  HOW YOU CAN VOTE.......................................................................  1
  REVOCATION OF PROXIES..................................................................  1
  REQUIRED VOTES.........................................................................  1
  OTHER MATTERS TO BE ACTED UPON AT THE MEETING..........................................  2
  EXPENSES OF SOLICITATION...............................................................  2

BOARD OF DIRECTORS.......................................................................  2

  COMMITTEES ESTABLISHED BY THE BOARD....................................................  2
  CORPORATE GOVERNANCE...................................................................  3
  COMPENSATION OF DIRECTORS..............................................................  3

PROPOSAL 1:  ELECTION OF DIRECTORS.......................................................  4

  DIRECTORS STANDING FOR ELECTION........................................................  4
  DIRECTORS CONTINUING IN OFFICE.........................................................  5
  MANAGEMENT STOCK OWNERSHIP.............................................................  7
  EXECUTIVE COMPENSATION.................................................................  8
    REPORT OF COMPENSATION AND BENEFITS COMMITTEE ON EXECUTIVE COMPENSATION..............  8
    COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION............. 11
    PERFORMANCE GRAPH.................................................................... 11
    SUMMARY COMPENSATION TABLE........................................................... 12
    OPTION GRANTS IN 1998................................................................ 13
    OPTION VALUES AT DECEMBER 31, 1998................................................... 13
    RETIREMENT PLANS..................................................................... 14
    EMPLOYMENT AGREEMENT WITH RICHARD H. BROWN........................................... 15
    CHANGE OF CONTROL EMPLOYMENT AGREEMENTS.............................................. 16
    RETENTION PLAN....................................................................... 17
    AGREEMENTS WITH FORMER EXECUTIVE OFFICERS............................................ 18
    CERTAIN TRANSACTIONS................................................................. 19
    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.............................. 19

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF AUDITORS..................................... 20
PROPOSAL 3:  SHAREHOLDER PROPOSAL RELATING TO DECLASSIFICATION OF BOARD OF DIRECTORS..... 20

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING............................................ 22

ANNUAL REPORT............................................................................ 23

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 25, 1999


     The Annual Meeting of Shareholders of Electronic Data Systems Corporation ("EDS") will be held at The Plano Centre, 2000 E. Spring Creek Parkway, Plano, Texas 75074 on Tuesday, May 25, 1999 at 1:00 p.m. local time. The purpose of the meeting is to vote on the following proposals (in the case of the shareholder proposal, if presented at the meeting) described in the accompanying Proxy Statement, and any other business that may properly be presented at the meeting or any adjournment of the meeting:

     PROPOSAL 1.  Election of three directors for a three-year term;

     PROPOSAL 2.  Ratification of the appointment of KPMG LLP as independent auditors; and

     PROPOSAL 3.  A shareholder proposal relating to the declassification of the
                  Board of Directors.

     The record date for the annual meeting is March 29, 1999. Only shareholders of record at the close of business on that date can vote at the meeting.


                                        /s/ D. Gilbert Friedlander



                                        D. Gilbert Friedlander
                                        Senior Vice President, Secretary
                                        and General Counsel


April 9, 1999






--------------------------------------------------------------------------------
  ANY SHAREHOLDER HAVING A DISABILITY REQUIRING SPECIAL ASSISTANCE WHO WOULD LIKE TO ATTEND THE ANNUAL MEETING SHOULD CALL EDS INVESTOR RELATIONS AT (972) 605-8933 AND REASONABLE EFFORTS WILL BE MADE TO ACCOMMODATE SUCH NEEDS.
--------------------------------------------------------------------------------

                                    [LOGO]

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 25, 1999


     The Board of Directors of Electronic Data Systems Corporation is soliciting proxies to be used at the 1999 Annual Meeting of Shareholders (the "Meeting"). This proxy statement and the form of proxy will be mailed to shareholders beginning April 9, 1999. References in this proxy statement to "EDS" or "we" shall mean Electronic Data Systems Corporation. The mailing address of EDS' principal executive offices is 5400 Legacy Drive, Plano, Texas 75024-3199.

                               ABOUT THE MEETING

WHO CAN VOTE

     Record holders of EDS common stock (the "Common Stock") at the close of business on March 29, 1999 may vote at the Meeting. On that date, 491,894,160 shares of Common Stock were outstanding. Each share is entitled to cast one vote.

HOW YOU CAN VOTE

     If you return your signed proxy, or vote by telephone or the internet, before the Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some, or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from each of the other proposals. Proposals 1 and 2 will be presented at the Meeting by management. Proposal 3 may be presented by a shareholder.

     If you participate in the EDS Stock Purchase Plan, the Common Stock fund under the EDS 401(k) Plan, the EDS 1996 Incentive Plan, or the EDS Dividend Reinvestment Plan, you will receive one proxy with respect to all shares registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy with respect to your individual plan shares. Generally, shares in these plans cannot be voted unless the proxy card is signed and returned, although shares held in the 401(k) Plan may be voted in the discretion of the plan trustee.

     IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW; "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS, AND "AGAINST" PROPOSAL 3.

REVOCATION OF PROXIES

     You can revoke your proxy at any time before it is exercised in any of the following three ways: (1) by submitting written notice of revocation to the Secretary of EDS; (2) by submitting another proxy that is properly signed and later dated; or (3) by voting in person at the Meeting.

REQUIRED VOTES

     The holders of a majority of the shares entitled to vote who are either present in person or represented by proxy at the Meeting will constitute a quorum for the transaction of business at the Meeting.

     The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A proxy which has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

OTHER MATTERS TO BE ACTED UPON AT THE MEETING

     We do not know of any other matters to be presented or acted upon at the Meeting. Under our Bylaws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

EXPENSES OF SOLICITATION

     The proxies being solicited hereby are being solicited by EDS.   The cost
of soliciting proxies will be paid by EDS. Officers and employees of EDS may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile transmission or other means of electronic communication. We have retained D.F. King & Co., Inc. to assist in the distribution of proxy materials to beneficial owners who hold their shares in street name. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock.


                              BOARD OF DIRECTORS

     The Board of Directors provides guidance and strategic oversight to the company's management with the objective of optimizing shareholders' returns on their investment in EDS. The Board is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the company. Regular meetings of the Board are held six times per year and special meetings are scheduled when required. The Board held eight meetings in 1998. All directors attended at least 75% of the meetings of the Board and the Board Committees of which they are members.

COMMITTEES ESTABLISHED BY THE BOARD

     The Board of Directors has established the following Committees to assist it in discharging its responsibilities:

     Audit Committee. The Audit Committee, which met six times in 1998, is composed of Ray J. Groves (Chairman), Ray L. Hunt, and Enrique J. Sosa. It recommends to the Board the appointment of independent auditors and reviews the scope and cost of proposed audit and non-audit services as well as the qualifications and independence of the independent auditors. The committee reviews with the independent auditors and internal audit staff the results of audits, any recommendations therefrom and the status of management's actions for implementing such recommendations, as well as the quality and adequacy of our internal financial controls and internal audit staff. It also reviews our annual financial reports, programs established to monitor compliance with our Code of Conduct, and the status of material pending litigation and regulatory proceedings.

     Compensation and Benefits Committee. The Compensation and Benefits Committee, which met six times in 1998, is comprised of William H. Gray, III, Ray J. Groves, and C. Robert Kidder (Chairman). The committee establishes the compensation of our executive officers and reviews recommendations made by the Chief Executive Officer with respect to the long-term incentive compensation of other corporate officers. It also oversees our employee benefit plans, reviews new employee benefit plans and significant amendments to existing plans, and administers all stock based plans.

     Governance Committee. The Governance Committee, which met ten times in 1998, is comprised of James A. Baker, III (Chairman), Richard B. Cheney, and Judith Rodin. During 1998, this committee led the search for a new Chairman and Chief Executive Officer following the retirement of Mr. Alberthal. The Governance Committee reviews management succession and development plans, recommends to the Board the election of the Chairman and the Chief Executive Officer, and reviews the Chief Executive Officer's recommendations regarding the election of other principal officers. It also reviews Board processes and policies, makes recommendations regarding shareholder proposals, determines the criteria for qualification of directors, and recommends to the Board candidates for director and for committee memberships. The procedures for submission by a shareholder of a director nominee are described below under the heading "Shareholder Proposals for 2000 Annual Meeting."

CORPORATE GOVERNANCE

     The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to our shareholders. The current Board structure was established at the time of our split-off from General Motors Corporation ("GM") in June 1996. The structure was established, and the Board's members selected, in a manner intended to implement governance practices and policies appropriate for EDS and its business, culture and challenges. This included the requirement that a substantial majority of directors be outside, independent directors with no significant financial or personal tie to EDS, that all Board committees be composed entirely of independent directors, and that a significant portion of director compensation be comprised of interests in Common Stock. Since its establishment in 1996, the Board has continually reviewed and updated its practices and policies and developed and adopted significant additional practices and policies which it believes to be appropriate for EDS and in the best interest of its shareholders. These include the following:

 . Executive Sessions. The outside members of EDS' Board have established a practice of holding periodic executive sessions without the Chief Executive Officer or any other inside director.

 . CEO Evaluation. In 1997, the outside directors established a process for the regular evaluation of the performance of the Chief Executive Officer which is coordinated with the activities of the Compensation and Benefits Committee in setting the compensation of the Chief Executive Officer.

 . Board Evaluation. In 1998, the Board initiated a process to evaluate the Board which will continue during 1999.

 . Independence. In 1998, the Board adopted a formal definition of independence for Board members and the Governance Committee adopted specific guidelines for assessing the independence of outside directors. During 1998, the independence of all outside Board members was reviewed by the Governance Committee, and the Governance Committee will annually review the independence of each outside director in connection with his or her nomination for election to the Board using the guidelines.

 . Retirement/Resignation. The Board has adopted formal policies under which a director is expected to offer to submit his or her resignation when the director reaches the age of 70 or in the event of a significant change of the job responsibility he or she held at the time of election to the Board. The Board may elect to not accept such resignation.

COMPENSATION OF DIRECTORS

     A director who is also an employee of EDS is not entitled to any additional compensation for serving as a director. Each non-employee director receives annual cash compensation in the amount of $35,000, as well as $5,000 for serving as a committee chairman and $2,500 for attendance at each meeting of the Board or a Board committee. In addition, pursuant to EDS' 1996 Incentive Plan (the "Incentive Plan") each non-employee director receives, on an annual basis, (i) options to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value of the shares at the date of grant and (ii) 500 shares of Common Stock. Such options and stock are subject to restrictions on sale which generally expire ratably over a three-year period. A non-employee director may elect each year to receive, in lieu of all or part of the cash fees he or she would otherwise receive in the next year, (i) additional stock options and/or (ii) additional shares of restricted stock.

     Under the Deferred Compensation Plan for Non-employee Directors, a director may elect annually to defer all or a portion of his or her director's fees and to have such deferred fees treated as if they had been invested either in cash or Common Stock. Fees deferred in cash earn interest at a rate, adjusted as of January 1 of each year, equal to 120% of the applicable federal long-term rate published by the Internal Revenue Service, compounded monthly. Fees deferred and treated as if they had been invested in Common Stock are deemed to have purchased shares of Common Stock on the effective date of the deferral at the then fair market value of the stock. All amounts accumulated in the account, including any interest or deemed dividends, are paid to the director in either a lump sum or in annual installments commencing upon (i) the date of termination of his or her status as a director or (ii) five years after such date. All non-employee directors currently participate in this plan.


                      PROPOSAL 1:   ELECTION OF DIRECTORS

     Our Certificate of Incorporation provides for three classes of directors to be as equal in number as possible. Each class serves a three year term, with one class elected each year. Currently, the Board of Directors is comprised of 10 members. The three Class III directors whose terms expire at this Meeting are Richard H. Brown, James A. Baker, III, and Judith Rodin. The Board of Directors has nominated these persons for election as Class III directors. If elected, each director will serve until the annual meeting in 2002 or until he or she is succeeded by another qualified director who has been elected. All other directors will continue in office until the expiration of the terms of their classes at the annual meeting in 2000 or 2001, as the case may be.

     We will vote your shares as you specify in your proxy. If you sign, date and return your proxy but do not specify how you want your shares voted, we will vote them FOR the election of the three nominees listed below. If due to unforeseen circumstances (such as death or disability) a nominee should become unavailable for election, the Board may either reduce the number of directors or substitute another person for the nominee, in which event your shares will be voted for that other person.

     The following information regarding the nominees for director and each current director continuing in office is as of March 15, 1999.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.


DIRECTORS STANDING FOR ELECTION


                  RICHARD H. BROWN, 51

                  Chairman and Chief Executive Officer of EDS since January 1999. Prior to joining EDS, Mr. Brown was Chief Executive Officer of Cable & Wireless plc from July 1996 to December 1998. He was President and Chief Executive Officer of H&R Block, Inc., and Chairman of its CompuServe subsidiary, from May 1995 to July 1996. Mr. Brown was Vice Chairman of Ameritech Corporation from January 1993 to May 1995 and President of its Illinois Bell subsidiary from 1990 to 1993. He held various executive positions with United Telecommunications, Inc. from 1981 to 1990, most recently as Executive Vice President, and was with Ohio Bell from 1969 to 1981. Mr. Brown is a director of Pharmacia & Upjohn, Inc. and The Seagram Company Ltd.

                  JAMES A. BAKER, III, 68

                  Senior Partner of Baker & Botts, L.L.P. since March 1993 and a Senior Counselor of The Carlyle Group, a merchant banking firm, since 1993. Mr. Baker served as Senior Counselor to the President of the United States and White House Chief of Staff from August 1992 to January 1993, as Secretary of State from January 1989 to August 1992, as Secretary of the Treasury from 1985 to 1988, and as White House Chief of Staff from 1981 to 1985. He is a director of Houston Industries Incorporated as well as Princeton University, Rice University, Howard Hughes Medical Institute and The Woodrow Wilson International Center for Scholars. Mr. Baker has been a director of EDS since June 1996.


                  JUDITH RODIN, 54

                  President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the university, since 1994. Dr. Rodin was Provost of Yale University from 1992 to 1994 and held various professorial and other positions at Yale from 1972 to 1994, including Dean of the Graduate School of Arts and Sciences and Chair of the Department of Psychology. She is a director of AMR Corporation and AETNA, Inc. Dr. Rodin has been a director of EDS since June 1996.


DIRECTORS CONTINUING IN OFFICE


TERM EXPIRING IN 2000

                  WILLIAM H. GRAY, III, 57

                  President and Chief Executive Officer of The College Fund/UNCF since September 1991. Mr. Gray has also served as the Senior Minister of the Bright Hope Baptist Church in Philadelphia since 1972. He served as a Congressman from Pennsylvania from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority Whip. Mr. Gray is a director of The Chase Manhattan Corporation, The Prudential Insurance Company of America, Municipal Bond Investors Assurance Corporation, Rockwell International Corporation, Union Pacific Corporation, CBS Corporation and Warner-Lambert Company. He has been a director of EDS since February 1997.

                  RAY J. GROVES, 63

                  Chairman of Legg Mason Merchant Banking, Inc. since March 1995. Mr. Groves retired as Chairman and Chief Executive Officer of Ernst & Young LLP in September 1994, which position he had held since 1977. He is a director of Allegheny Teledyne Incorporated, Consolidated Natural Gas Company, Marsh & McLennan Companies, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., LAI Inc. and American Water Works Company, Inc. Mr. Groves has been a director of EDS since June 1996.

                  JEFFREY M. HELLER, 59

                  President and Chief Operating Officer of EDS since June 1996 and a director of EDS since 1983. Mr. Heller was a Senior Vice President of EDS from 1984 until June 1996. He joined EDS in 1968 and has served in numerous technical and management capacities. Mr. Heller is a director of Unigraphics Solutions Inc., Trammell Crow Company and Mutual of Omaha.



                  RAY L. HUNT, 56

                  Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated Inc. and the Chairman of the Board and Chief Executive Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Halliburton Company, Pepsico, Inc., Security Capital Group Incorporated and Ergo Science Corporation. He has been a director of EDS since June 1996.


TERM EXPIRING IN 2001


                  RICHARD B. CHENEY, 58

                  Chief Executive Officer of Halliburton Company since 1995.
                  Mr. Cheney was a Senior Fellow at the American Enterprise Institute, a policy think tank, from January 1993 to October 1995. He served as United States Secretary of Defense from January 1989 to January 1993. Mr. Cheney was a Member of Congress from Wyoming from 1978 to 1989 and served as Assistant to the President and Chief of Staff for President Gerald Ford from 1975 to 1977. He is a director of Halliburton Company, Union Pacific Corporation and The Procter & Gamble Company. Mr. Cheney has been a director of EDS since June 1996.


                  C. ROBERT KIDDER, 54

                  Chairman and Chief Executive Officer of Borden, Inc. since January 1995. Mr. Kidder was Chairman and Chief Executive Officer of Duracell International, Inc. from August 1991 through October 1994 and its President and Chief Executive Officer from June 1988 to August 1991. He is a director of Borden, Inc., Morgan Stanley Dean Witter & Co. and AEP Industries Inc. Mr. Kidder has been a director of EDS since June 1996.


                  ENRIQUE J. SOSA, 59

                  Resigned as President, Chemicals, of BP Amoco p.l.c. effective April 1999. Mr. Sosa had served in that position since January 1999 and was Executive Vice President of Amoco Corporation, heading its chemicals sector, from October 1995 to December 1998. For greater than five years prior to that time, he was with The Dow Chemical Company, most recently serving as a Senior Vice President and a director, as well as President of Dow North America. Mr. Sosa has been a director of EDS since June 1996.

MANAGEMENT STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 22, 1999 by each director and nominee for director, the Chief Executive Officer, the executive officers named in the Summary Compensation Table in this Proxy Statement, and all current directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the outstanding Common Stock.

                --------------------------------------------------------------------------------------------------------------------
                                                                                                    Amount and Nature of Beneficial
                                                      Name                                               Ownership (a) (b) (c)
                 James A. Baker, III..............................................................                8,925
                 Richard B. Cheney................................................................                7,322
                 William H. Gray, III.............................................................                2,945
                 Ray J. Groves....................................................................               10,142
                 Ray L. Hunt......................................................................               28,164
                 C. Robert Kidder.................................................................                7,529
                 Judith Rodin.....................................................................                5,192
                 Enrique J. Sosa..................................................................                7,874
                 Richard H. Brown.................................................................                  387 (d)
                 Jeffrey M. Heller................................................................              382,985 (d) (e)
                 John R. Castle, Jr...............................................................               65,207 (d)
                 Lester M. Alberthal, Jr..........................................................            1,255,302 (d)
                 Gary J. Fernandes................................................................               56,640
                 Robert B. Mintz..................................................................               47,677 (d)
                 Directors and executive officers as a group (20 persons).........................            1,216,245 (d) (e)
          --------------------------------------------------------------------------------------------------------------------------

___________________
(a) Amounts reported include shares of Common Stock which may be acquired on or before May 21, 1999 through the exercise of stock options as follows: Mr. Baker--1,500 shares; Mr. Cheney--2,872 shares; Mr. Gray--900 shares; Mr. Groves--3,289 shares; Mr. Hunt--2,872 shares; Mr. Kidder--1,500 shares; Dr. Rodin--1,500 shares; Mr. Sosa--1,500 shares; Mr. Heller--60,000 shares; Mr. Castle--20,000 shares; Mr. Alberthal--950,000 shares; and all directors and executive officers as a group--320,933 shares.
(b) Amounts reported include compensation deferrals treated as invested in Common Stock pursuant to the Non-Employee Director Deferred Compensation Plan as follows: Mr. Baker--1,291 shares; Mr. Cheney--3,450 shares; Mr. Gray--945 shares; Mr. Groves--4,828 shares; Mr. Hunt--2,192 shares; Mr. Kidder--3,729 shares; Dr. Rodin--2,063 shares; Mr. Sosa--1,948 shares; and all directors as a group--20,446 shares.
(c) Amounts reported exclude unvested restricted stock units granted under the Incentive Plan (and its predecessor) as follows: Mr. Brown--275,000 units; Mr. Heller--482,000 units; Mr. Castle--157,000 units; Mr. Alberthal-- 362,500 units; Mr. Fernandes--352,000 units; and all executive officers as a group--2,114,400 units. The units are scheduled to vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 2000 through the earlier of normal retirement or 2009, subject to earlier vesting under the terms of the Retention Plan described below, provided that the vesting of Mr. Brown's units is governed by the terms of his employment agreement described below and the vesting of Mr. Alberthal's and Mr. Fernandes' units are governed by the terms of their respective retirement agreements described below.
(d) Amounts reported include Common Stock allocated to accounts under EDS' 401(k) Plan as follows: Mr. Brown--209 shares; Mr. Heller--500 shares; Mr. Castle--49 shares; Mr. Alberthal--12,771 shares; Mr. Mintz--25 shares; and all executive officers as a group--8,041 shares.
(e) Amounts reported include 1,840 shares held by Mr. Heller's spouse as custodian for their minor grandchildren, with respect to which shares he disclaims beneficial ownership, and an aggregate of 2,090 shares for which all directors and executive officers as a group disclaim beneficial ownership.

          As of March 22, 1999, the General Motors Special Hourly Employees Pension Trust under the General Motors Hourly Rate Employees Pension Plan, c/o United States Trust Company of New York, 114 West 47th Street, New York, NY 10036, owned 112,037,219 shares of Common Stock, or approximately 22.8% of the outstanding Common Stock.

                            EXECUTIVE COMPENSATION

REPORT OF COMPENSATION AND BENEFITS COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is comprised entirely of non-employee directors, is responsible for the establishment and administration of the compensation programs for EDS' executive officers, including the Chief Executive Officer. In fulfilling these responsibilities, the Committee establishes and administers the compensation for the company's executive officers, including setting targets for the payment of cash bonuses and the vesting of stock-based awards under the company's incentive plan. The Committee met six times in 1998 and routinely reported to the Board on its activities.

     Compensation Philosophy. The Committee's compensation philosophy is based on the premise that executives should receive competitive compensation determined by reference to both EDS' performance and the individual's contribution to that performance. Compensation plans and programs are intended by the Committee to motivate and reward executives for long-term strategic management and the enhancement of shareholder value, support a performance-oriented environment that rewards achievement of internal business goals, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of EDS.

     In determining compensation levels, the Committee evaluates executive compensation against independent survey data of comparator companies with a key determinant being the comparative compensation levels and pay practices in the technology industry. The market for EDS' executive talent is broader than the information technology services industry. Accordingly, the group of comparator companies reviewed by the Committee, which consists of approximately 25 large global corporations, includes several companies outside the information technology services industry. The Committee's goal is to compensate executives above the 50th percentile of the comparator group when EDS achieves its business
goals.   EDS has retained an independent third party consultant to provide comparator group data.

     In addition to benefit plans and programs generally available to all EDS employees, executive compensation consists of the following three principal components: base salary, annual incentive compensation and long-term incentive compensation. The annual and long-term incentive compensation components enable the Committee to subject executive compensation to substantial risk based on achievement-oriented objectives. The Committee has adopted the following approach to base salary, annual incentive compensation and long-term incentive compensation.

     Base Salary. The Committee's goal is to set base salaries for executive officers at average levels paid for similar executive positions by the comparator group described above. The Committee approves actual salary rates for all executive officers, including the Chief Executive Officer. Salary levels are based on a combination of factors, including the executive's performance, responsibilities and experience and his or her opportunity for annual and long-term compensation, as well as the salaries for similar positions paid by the comparator group.

     While salary levels for executive officers are reviewed by the Committee on an annual basis, they will not ordinarily be adjusted each year. In 1998, the Committee increased salaries for all executive officers, other than the Chief Executive Officer and the Vice Chairman.

     Annual Incentive Compensation. Annual incentive compensation reflects the Committee's policy that a significant portion of each executive's annual compensation be contingent upon the company's current performance as well as the
individual executive's contribution to that performance.   Annual incentive
compensation generally takes the form of cash bonuses awarded under the company's Executive Bonus Plan established by the Committee pursuant to the Incentive Plan. Target annual bonuses for executive officers range from approximately 90% to 120% of salary in effect for that year, and are adjusted at year end to reflect the performance achieved by the company and the individual executive. These amounts are established consistent with the Committee's policy of compensating executive officers above average levels of the comparator group when EDS achieves its business goals.

     The Committee establishes financial targets for EDS at the beginning of each fiscal year and only if such targets are met will an executive officer be eligible to receive a cash bonus in respect of that year. Historically, such targets have been based on the company's earnings per share. If the financial target is met with respect to a performance year, the Committee may increase the amount of the executive's bonus above the targeted amount, or reduce it below the targeted amount, based on the executive's achievement of his or her financial, customer and employee performance goals for the year.

     Other than with respect to one executive officer whose offer of employment provided for a guaranteed bonus for 1998 and 1999, cash bonuses for 1998 were not paid to executive officers because the financial targets established by the Committee were not met. Limited bonuses were paid to certain officers other than executive officers based upon individual performance; however, the amount of such bonuses was significantly reduced because the company did not meet its financial targets.

     Long-Term Incentive Compensation. Long-term incentive opportunities are an important element of the total compensation package for executive officers. The Committee believes this approach links management and shareholder interests and motivates executives to make long-term decisions in the best interest of EDS and its shareholders.

     Historically, EDS has used restricted stock grants as the principal component of its long-term incentive program, with such grants made from time to time at two or three year intervals. However, since the company's split off from GM, the Committee has utilized both stock options and restricted stock as long-term incentive compensation. All stock-based awards to executives are made under the Incentive Plan, which authorizes awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. In granting stock-based awards, the Committee considers the long-term incentive compensation paid for similar executive positions by the comparator group, the number of shares of unvested restricted stock and stock options subject to previously granted awards, and the executive's performance. Restricted stock and stock options awarded to executive officers generally vest ratably over a five or ten year period subject to the continued employment of the executive and, with respect to restricted stock awards, based on the company's achievement of
performance goals established prior to the year of vesting.   In the event such
performance goals are not met, the vesting otherwise scheduled for that year will generally be extended until the end of the five or ten year period. No stock options granted under the Incentive Plan have ever been repriced, nor does the Committee intend to consider option repricing in the future.

     In August 1998, the Committee approved a grant of stock options and, for certain executives, restricted stock in connection with the company's senior management retention program designed to retain key executives during the company's transition to a new Chief Executive Officer. All executive officers, other than the Chief Executive Officer, Vice Chairman and Executive Vice President - Human Resources, were included in this grant. In taking this action, the Committee accelerated a grant planned for 1999. Accordingly, none of such executive officers is expected to be included within any stock-based award grant in 1999.

     The Committee has approved the scheduled vesting of restricted stock in respect of 1998 because the company met the performance goals established for such vesting at the beginning of the year. In determining that such goals were met, the Committee considered the company's operating earnings as well as certain non-operating earnings and charges. The vesting of stock-based awards for the company's former Chief Executive Officer and Vice Chairman is governed by the terms of their retirement agreements with the company described under the heading "Agreements with Former Executive Officers" on pages 18-19 of this Proxy Statement.

     Senior Management Retention Plan. In August 1998, the Committee approved a Senior Management Retention Plan providing certain benefits to executive officers (other than the Chief Executive Officer and Vice Chairman) if they remain with EDS through a transition period ending on January 31, 2001. These benefits include a minimum cash bonus which can be increased based upon corporate performance, the right to continued vesting of previously granted stock-based awards, and certain supplemental retirement benefits depending on the age of the executive. The terms of this plan are described under the heading "Retention Plan" on pages 17-18 of this Proxy Statement.

     Chief Executive Officer Compensation. As noted elsewhere in this Proxy Statement, Mr. Alberthal retired as Chairman and Chief Executive Officer of EDS effective December 31, 1998. Because he was Chief Executive Officer for the entire fiscal year, this report discusses the Committee's determination of his compensation for the year. In establishing Mr. Alberthal's 1998 compensation, the Committee considered the same factors used for other executive officers outlined above, although a greater percentage of his potential compensation was in the form of long-term incentive compensation. In addition, the Committee based its determination on an evaluation of the Chief Executive Officer's performance undertaken in 1997 by the Committee and the Governance Committee, with the assistance of the full Board of Directors. Mr. Alberthal did not receive any increase in salary in 1997 or 1998 and, because the company did not achieve the performance goals established by the Committee for 1998, he did not receive a bonus in respect of 1998 performance.

     To recognize Mr. Alberthal's long service and contributions to EDS' financial success over 30 years and to acknowledge the additional restrictive covenants he entered into in connection with his retirement, in August 1998 the Committee approved the terms of a retirement agreement with Mr. Alberthal. The terms of that agreement are described under the heading "Agreements with Former Executive Officers" below.

     Richard H. Brown was appointed Chairman and Chief Executive Officer of EDS effective as of January 1, 1999. Mr. Brown's compensation is governed by his Employment Agreement, the principal terms of which were approved by the Board of Directors, upon the recommendation of the Committee, on December 9, 1998. The terms of that Agreement are described under the heading "Employment Agreement with Richard H. Brown" on pages 15-16 of this Proxy Statement. In approving the terms of Mr. Brown's compensation, the Committee considered the compensation packages for competitive positions, the need to hire an executive with the strategic, financial, and leadership skills to improve the company's performance, Mr. Brown's compensation at his former employer, and the benefits he would forfeit upon his resignation from that employer.

     Section 162(m). Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the Chief Executive Officer and the four other most highly compensated officers in excess of $1 million per year, provided, however, that certain "performance-based" compensation may be excluded from such $1 million limitation. The Committee intends to structure annual cash bonus awards and stock option grants under the Incentive Plan in a manner designed to make such awards "performance-based" compensation to the extent practicable, although restricted stock awards under the Incentive Plan will not qualify as "performance-based compensation" and will therefore be subject to the $1 million limitation. The Committee anticipates that the $1 million level will be exceeded in every year with respect to the Chief Executive Officer and other executive officers.

                                     COMPENSATION AND BENEFITS COMMITTEE
                                     C. Robert Kidder, Chairman
                                     William H. Gray, III
                                     Ray J. Groves

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Benefits Committee is composed of C. Robert Kidder, William H. Gray, III, and Ray J. Groves, none of whom are employees or current or former officers of EDS.

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on Common Stock, including reinvestment of dividends, for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Goldman Sachs Technology Services Index assuming an investment of $100 on January 1, 1994. As a result of the split-off of EDS from GM, each share of GM Class E Common Stock was converted into one share of EDS Common Stock effective June 7, 1996. Accordingly, the return on Common Stock in the following graph assumes an investment of $100 in the GM Class E Common Stock on January 1, 1994.

     THIS GRAPH IS PRESENTED IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION ("SEC") REQUIREMENTS. YOU ARE CAUTIONED AGAINST DRAWING ANY CONCLUSIONS FROM THIS INFORMATION, AS PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. THIS GRAPH IN NO WAY REFLECTS A FORECAST OF FUTURE FINANCIAL PERFORMANCE.

                Comparison of Five Year Cumulative Total Return

    ----------------------------------------------------------------------
                   1/1/94  1/1/95  1/1/96  6/7/96  1/1/97  1/1/98  1/1/99
    ----------------------------------------------------------------------
    EDS             100     134     184     206     155     159     185
    ----------------------------------------------------------------------
    GOLDMAN         100     122     173     203     197     228     283
    ----------------------------------------------------------------------
    S&P 500         100     101     139     154     171     226     293
    ----------------------------------------------------------------------

     Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation and Benefits Committee on Executive Compensation and Performance Graph are not incorporated by reference into any such filings.

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation for the last three years of the Chief Executive Officer and each of the four other most highly compensated executive officers of EDS as of the end of 1998 (the "named executive officers").

---------------------------------------------------------------------------------------------------------------------------------
                                                                                           LONG TERM
                                                     ANNUAL COMPENSATION              COMPENSATION AWARDS
                                          ---------------------------------------------------------------------
              NAME AND                                              OTHER ANNUAL   RESTRICTED STOCK   NUMBER     ALL OTHER
         PRINCIPAL POSITION                                         COMPENSATION      AWARDS (C)        OF      COMPENSATION (D)
             DURING 1998               YEAR   SALARY    BONUS (A)        (B)                          OPTIONS
Lester M. Alberthal, Jr.               1998  $850,000      -0-      $      3,646           -0-         -0-       $ 20,244
 Chairman of the Board                 1997   850,000      -0-            19,318   $   12,918,750      -0-         56,107
 and Chief Executive Officer           1996   733,333  $1,000,000        297,298        6,750,000    950,000       33,785
 (retired December 31, 1998)
Gary J. Fernandes                      1998   500,000      -0-             2,526           -0-         -0-         11,906
 Vice Chairman                         1997   500,000      -0-            11,919       10,765,625      -0-         33,732
 (retired December 31, 1998)           1996   386,667     575,000         67,064           -0-       500,000       17,935
Jeffrey M. Heller                      1998   562,500      -0-             2,202        4,059,375    300,000       38,099
 President and Chief                   1997   500,000      -0-            15,466       10,765,625      -0-         64,994
 Operating Officer                     1996   423,333     550,000         66,523           -0-       500,000       39,282
John R. Castle, Jr.                    1998   467,917      -0-               945           -0-       100,000        8,643
 Executive Vice President              1997   445,000      -0-             5,822        4,306,250      -0-         19,532
                                       1996   386,667     300,000         64,803           -0-       160,000       20,468
Robert B. Mintz (e)                    1998   273,987     750,000         57,188        6,150,000    200,000        -0-
 Executive Vice President
 (resigned March 19, 1999)
---------------------------------------------------------------------------------------------------------------------------------

(a) Represents bonuses earned by the named executives with respect to the year indicated. Of the amount reported for Mr. Mintz, $400,000 represents a sign-on bonus and the remainder a guaranteed minimum bonus for 1998 as provided under the terms of his offer of employment as described below. Of the bonus reported for any year (other than the sign-on bonus for Mr. Mintz), 50% is paid during the following year and 25% is paid during each of the next two following years, subject to certain conditions regarding the continuation of the named executive's employment; however, pursuant to their retirement agreements, Messrs. Alberthal and Fernandes received the unpaid portion of all previously awarded bonuses in January 1999.
(b) Amount for 1996 includes for Mr. Alberthal $53,096 for personal use of corporate aircraft and $83,845 for security services and equipment provided at his residence, and for each of the named executive officers approximately $42,000 in value of one-time awards.
(c) Amount for 1998 represents awards of 100,000 restricted stock units to Mr. Heller on August 10, 1998 and 150,000 units to Mr. Mintz on April 24, 1998. Other than 70,000 of the units granted to Mr. Mintz which had vested prior to his resignation in March 1999, all of such units were forfeited upon his resignation. Amounts for 1997 represent the following awards of restricted stock units on January 3, 1997: Mr. Alberthal, 300,000 shares; Mr. Fernandes, 250,000 shares; Mr. Heller, 250,000 shares; and Mr. Castle, 100,000 shares. As of December 31, 1998, the number and fair market value of unvested restricted stock units held by the named executive officers were: Mr. Alberthal, 741,000 shares, $37,188,938; Mr. Fernandes, 414,000 shares, $20,777,625; Mr. Heller, 564,000 shares, $28,405,750; Mr. Castle,
     189,000 shares, $9,485,438; and Mr. Mintz, 125,000 shares, $6,273,438. Such awards will vest (subject to earlier vesting based on the achievement of performance goals) through the earlier of normal retirement or 2009, provided that the units held by Messrs. Alberthal and Fernandes will vest in accordance with the terms of their retirement agreements described below and the unvested units held by Mr. Mintz were forfeited upon his resignation from EDS. The vesting of all pre-1998 awards may be accelerated by the terms of the Retention Plan described below. Dividend equivalents are paid with respect to restricted stock units in the amount and at the time of the payment of dividends on the Common Stock.

(d) Consists of (i) payments by EDS of premiums under certain life insurance policies the proceeds of which may be applied toward the continuation of salary payments for the benefit of the named executives' surviving spouse and (ii) the imputed value of non-interest bearing advances in respect of withholding taxes upon the vesting of restricted stock units. See "Certain Transactions."
(e) Employment commenced April 20, 1998. Of the amount reported as Other Annual Compensation, $52,055 represents reimbursement for travel and temporary living expenses.

OPTION GRANTS IN 1998

     The following table contains information regarding awards of stock options to the named executive officers in 1998 and the potential realizable value of such options. The hypothetical value of the options as of their grant date has been calculated using the Black-Scholes option pricing model based on the assumptions identified in footnote (d) below. This model is only one method of valuing options and the use of this model should not be interpreted as an endorsement of its accuracy or a forecast of possible future appreciation, if any, in the price of the Common Stock. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Common Stock over the option exercise price at the time of exercise.

--------------------------------------------------------------------------------------------------------------------
                                     NUMBER OF         % OF TOTAL STOCK
                                    SECURITIES       OPTIONS GRANTED TO     EXERCISE OR                HYPOTHETICAL
                                UNDERLYING OPTIONS        EMPLOYEES         BASE PRICE   EXPIRATION      VALUE AT
             NAME                   GRANTED (A)          IN 1998 (B)         PER SHARE     DATE       GRANT DATE (D)
Lester M. Alberthal, Jr.                -0-
Gary J. Fernandes                       -0-
Jeffrey M. Heller                     300,000                2.7%           $   40.59        (c)      $  3,888,000
John R. Castle, Jr.                   100,000                0.9%               40.59        (c)         1,296,000
Robert B. Mintz (e)                   200,000                1.8%               41.00        (c)         3,002,000
--------------------------------------------------------------------------------------------------------------------

(a) All options were granted under the Incentive Plan. The exercise price equals the fair market value of the Common Stock on the date of grant (April 24, 1998 for Mr. Mintz and August 10, 1998 for all others). The exercise price may be paid in cash, shares of Common Stock or pursuant to a cashless exercise procedure under which the holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to EDS out of the sales proceeds an amount equal to the exercise price plus applicable withholding taxes.
(b) For purposes of this calculation, the grant to Mr. Brown in December 1998 of options to purchase 1,000,000 shares as described below is included in the total number of options granted to employees in 1998.
(c) The options granted to Mr. Mintz, which terminated upon his resignation in March 1999, were to have been exercisable for a five-year period commencing upon the earlier of (i) ten years from the grant date or (ii) the date on which the closing price of the Common Stock is at least 200% of the exercise price. The options granted to Messrs. Heller and Castle are exercisable at the rate of 20% per year commencing on March 1, 1999 and on each March 1 thereafter through 2003, and will terminate with respect to each portion thereof on the five-year anniversary of the date that portion became exercisable.
(d) The estimated present value at grant date of options granted during 1998 has been calculated using the Black-Scholes option pricing model based upon the following assumptions: estimated time until exercise of five years (seven years with respect to Mr. Mintz); a volatility rate of 30.8% (28.8% with respect to Mr. Mintz); a risk-free interest rate of 5.4% (5.7% with respect to Mr. Mintz); and a dividend yield of 1.48% (1.46% with respect to Mr. Mintz).
(e)  All of these options terminated upon Mr. Mintz's resignation in March 1999.


OPTION VALUES AT DECEMBER 31, 1998

          The following table contains information regarding the total number of exercisable and non-exercisable stock options held by the named executive officers at December 31, 1998 and the aggregate dollar value of the in-the-money options at that date. In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, the fair market value is deemed to be $50.1875, the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998.

------------------------------------------------------------------------------------------------
                                   NUMBER OF SHARES UNDERLYING  VALUE OF UNEXERCISED IN-THE-
                                       UNEXERCISED OPTIONS             MONEY OPTIONS
                                   ---------------------------  --------------------------------
NAME                               EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
Lester M. Alberthal, Jr.(a)          950,000         -0-         $4,871,125        -0-
Gary J. Fernandes                        -0-       500,000           -0-        $2,563,750
Jeffrey M. Heller                        -0-       800,000           -0-         5,441,875
John R. Castle, Jr.                      -0-       260,000           -0-         1,779,775
Robert B. Mintz (b)                      -0-       200,000           -0-         1,837,500
------------------------------------------------------------------------------------------------

(a) Mr. Alberthal's options became immediately exercisable under the terms of his retirement agreement with EDS described below.
(b)  All of Mr. Mintz's options were forfeited upon his resignation in March
     1999.

RETIREMENT PLANS

       The following table indicates the estimated annual benefits payable to the named executive officers upon normal retirement for the specified compensation and years of service classifications under the combined formulas of the Amended and Restated EDS Retirement Plan (the "Retirement Plan") and the EDS 1998 Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan is a non-qualified, unfunded retirement plan intended to pay benefits to certain executive level employees whose benefits under the Retirement Plan are limited under the Internal Revenue Code.

--------------------------------------------------------------------------------------------------------------------
     FINAL AVERAGE                                                  YEARS OF SERVICE
                         -------------------------------------------------------------------------------------------
        EARNINGS                  5              10             15             20             25             30

     $  400,000              $ 35,655        $ 71,310       $106,965       $142,620       $178,275       $213,930
     $  600,000              $ 53,988        $107,976       $161,964       $215,952       $269,940       $323,928
     $  800,000              $ 72,322        $144,644       $216,966       $289,288       $361,610       $433,932
     $1,000,000              $ 90,655        $181,310       $271,965       $362,620       $453,275       $543,930
     $1,200,000              $108,988        $217,976       $326,964       $435,952       $544,940       $653,928
     $1,400,000              $127,322        $254,644       $381,966       $509,288       $636,610       $763,932
     $1,600,000              $145,655        $291,310       $436,965       $582,620       $728,275       $873,930
--------------------------------------------------------------------------------------------------------------------

       As of December 31, 1998, the final average earnings for the highest five consecutive years over the last 10-year period and the eligible years of credited service for the named executive officers were as follows: Mr. Alberthal, $1,451,167--31 years; Mr. Fernandes, $766,750--30 years; Mr. Heller, $819,083--31 years; Mr. Mintz, $967,485--2 years; and Mr. Castle, $727,333--26 years. The salary for the most recent year considered in the calculation of final average earnings is found in the Summary Compensation Table under "Salary" and the bonus received for the most recent year considered in such calculation is as follows: Mr. Alberthal--$500,000; Mr. Fernandes--$287,500; Mr. Heller-- $275,000; Mr. Castle--$187,500; and Mr. Mintz--$400,000. The eligible years of credited service listed above for Mr. Castle reflect extra years of service pursuant to his agreement with EDS described below. The retirement benefits for Messrs. Alberthal and Fernandes were supplemented by the terms of their retirement agreements described below.

       "Compensation" under the Retirement Plan generally refers to total annual cash compensation (up to $160,000 for 1998 as limited by the Internal Revenue
Code), together with any salary reduction contributions to the EDS 401(k) Plan and EDS Flexible Benefits Plan, and excludes benefits under the Incentive Plan and extraordinary compensation (such as moving allowances). Effective July 1, 1998, the Retirement Plan was converted to a "cash balance" plan eliminating the final average earnings formula and replacing it with a career-average earnings formula. The named executive officers are also eligible to participate in the EDS Restoration Plan ("Restoration

Plan") which provides for a supplemental benefit equal to the amount they would receive under the Retirement Plan if compensation and annual accruals were not limited under the Internal Revenue Code.

       The benefit payable under the Supplemental Plan for normal retirement, together with the benefit payable under the Retirement Plan and the Restoration Plan, will generally equal (i) 55% of the average of the participant's total Compensation (based on the highest five consecutive years within the last ten years of employment) less (ii) the maximum offset allowance that can be deducted from final average earnings. Benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected. Benefits under the Supplemental Plan can be reduced, suspended or eliminated at any time by the Compensation and Benefits Committee, although pursuant to the EDS Senior Management Retention Plan described below any such reduction, suspension or elimination may not adversely impact the retirement benefits payable to the named executive officers.

EMPLOYMENT AGREEMENT WITH RICHARD H. BROWN

       The Board of Directors elected Mr. Brown Chairman and Chief Executive Officer effective January 1, 1999. Pursuant to the terms of his offer of employment, on December 10, 1998, Mr. Brown received as a sign-on bonus and incentive a cash payment of $4,450,000 and a grant of 50,000 restricted stock units under the Incentive Plan. These units will vest at the rate of 10,000 per year on the first five anniversaries of the date of grant commencing December 10, 1999. On December 10, 1998, EDS also granted to Mr. Brown under the Incentive Plan non-qualified stock options to purchase 1,000,000 shares of Common Stock at an exercise price of $41.50 per share. That option will become exercisable at the rate of 200,000 shares per year on the first five anniversaries of the date of grant and will terminate ten years from the date of grant. Mr. Brown also was awarded 225,000 restricted stock units (in addition to the units received as a sign-on bonus referred to above), one-half of which vested on April 1, 1999 and the remainder of which will vest on April 1, 2000. He may receive future grants under EDS' stock incentive programs consistent with competitive pay practices generally and with awards made to other senior executives of EDS.

       Effective as of January 1, 1999, EDS and Mr. Brown entered into an Employment Agreement (the "Employment Agreement") regarding his employment with EDS. That agreement provides for his employment through the later of December 31, 2003 or, if notice by either party to terminate such employment is delivered at any time after December 31, 2000, the third anniversary of such notice. Under the Employment Agreement, Mr. Brown will receive an annual salary of $1,500,000, subject to possible future increases after 1999, and will have the opportunity to receive an annual award under the company's Executive Bonus Plan targeted at 100% of base salary with a maximum of 200% of base salary, and a minimum award for 1999 of 100% of base salary. The agreement also provides for his participation in EDS' employee benefit programs on terms not less favorable than those offered to other senior executives of EDS, the reimbursement of certain costs incurred by him in connection with his relocation to the Dallas area, and the payment of reasonable professional fees incurred by him in connection with the preparation of the Employment Agreement.

       The Employment Agreement provides for Mr. Brown to receive a supplemental retirement benefit equal to the amount he would have earned under EDS' Retirement Plan and Supplemental Plan, calculated crediting him with 16 years of service in addition to the number of his actual years of service to EDS. For purposes of such calculation, his final average earnings will not be less than his 1999 salary and minimum bonus described above. The retirement benefit will be offset by benefits provided to him under the Retirement Plan and Supplemental Plan and will vest upon completion of five years of service. Special provisions apply upon his retirement prior to age 62 or his death prior to commencement of benefits.

       In the event of the termination of Mr. Brown's employment during the term of the Employment Agreement by EDS without Cause (as defined), or by him for Good Reason (as defined), he will be entitled to the following: a lump sum payment equal to three times the sum of his annual salary and the greater of his most recent target or actual annual bonus payment; immediate vesting of his supplemental retirement benefit, restricted stock and stock options and continued exercisability of the stock options until the earlier of five years following termination of employment or expiration of the ten year option term; a pro-rated payment of the targeted performance bonus for the year of termination; and continuation of benefits for a three-year period (or, if earlier, such time as he attains age 65). In the event of a Change of Control (as defined in the COC Employment Agreements referred to below), Mr.

Brown will be entitled to the benefits afforded to him under the COC Employment Agreements described below, which have been incorporated into his Employment Agreement, all equity-based awards granted to him will fully vest and, if his employment is terminated following such event, his supplemental retirement benefit will vest.

       The Employment Agreement provides that if any payment to Mr. Brown thereunder or under any other agreement would be subject to federal excise taxes imposed on golden parachute payments, EDS will make an additional payment to him to cover any such tax payable by him, the taxes on such gross-up payment and any interest or related penalties.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

       EDS has entered into a change of control employment agreement (a "COC Agreement") with each of its executive officers (each, an "Executive") and certain other management personnel. In the case of Mr. Brown, the provisions of the COC Agreement have been incorporated into his Employment Agreement. The COC Agreements generally provide that, upon the occurrence of certain triggering events involving an actual or potential change of control of EDS, the employment of each Executive will be continued for a period of five years (the "Employment Period").

       The employment rights of an Executive under a COC Agreement are triggered by either a "Change of Control" or a "Potential Change of Control." Following a Potential Change of Control, the employment period may terminate (but the agreement will remain in full force and a new employment period will apply to any future Change of Control or Potential Change of Control) if either (a) the EDS Board determines that a Change of Control is not likely or (b) the Executive elects to terminate his Employment Period as of any anniversary of the Potential Change of Control. A "Change of Control" generally includes the occurrence of any of the following: (i) any person, other than exempt persons (including employee benefit plans), becomes a beneficial owner of 15% or more of EDS' voting stock; (ii) a change in the identity of a majority of the persons serving as members of the EDS Board, unless such change was approved by a majority of the incumbent board members; (iii) the approval by shareholders of a reorganization, merger or consolidation in which (x) existing EDS shareholders would not own more than 85% of the common stock and voting stock of the resulting company, (y) a person (other than exempt persons) would own 15% or more of the common stock or voting stock of the resulting company or (z) less than a majority of the board of the resulting company would consist of the then incumbent members of the EDS Board; or (iv) the approval by shareholders of a liquidation or dissolution of EDS, except as part of a plan involving a sale to a company of which following such transaction (x) more than 85% of the common stock and voting stock would be owned by existing EDS shareholders, (y) no person (other than exempt persons) would own more than 15% of the common stock or voting stock of such company and (z) at least a majority of its board of directors would consist of the then incumbent members of the EDS Board. A "Potential Change of Control" generally includes any of the following: (i) the commencement of a tender or exchange offer for EDS stock that, if consummated, would result in a Change of Control; (ii) EDS entering into an agreement which, if consummated, would constitute a Change of Control; (iii) the commencement of an election contest subject to certain proxy rules; or (iv) the occurrence of any other event that the EDS Board determines could result in a Change of Control.

       Throughout the Employment Period, each Executive's position, authority and responsibilities will not be diminished from the most significant held by him or her at any time during the 90-day period immediately prior to the commencement of the Employment Period, and his or her compensation will continue on a basis no less favorable than it had been during that period.

       The Employment Period will terminate (i) automatically upon the Executive's death or after 180 days of continuing "Disability," (ii) at EDS' option if the Executive is terminated for Cause (as defined) and (iii) at the Executive's option at any time for Good Reason (as defined) or for any reason during the 180-day period beginning 60 days after a Change of Control (a "Window Period"). If an Executive's employment is terminated by EDS other than for Cause or Disability for any reason during a Window Period or for Good Reason at any time, he or she will be entitled to receive the following: (i) the employee benefits earned as of the date of termination; (ii) the then current salary and bonus throughout the remainder of the Employment Period; (iii) the cash value of his or her retirement and 401(k) benefits to the end of the Employment Period;
(iv) under certain circumstances, a pro rata portion of the options, restricted stock and other compensatory awards the Executive would have received had his or her employment continued; and (v) continued coverage under welfare benefit plans until the end of the Employment Period. In addition, all unvested options, restricted stock and other compensatory awards held by the Executive will immediately vest and become exercisable and, subject to any longer exercise term set forth in the award, their term will be extended for up to one year following termination of employment. The Executive may also elect to cash out equity-based awards at the highest price per share paid by specified persons during the Employment Period or the prior six-months. In the event of the Executive's death (other than during a Window Period), his or her legal representatives will receive the following: (i) the employee benefits earned as of the date of death,
(ii) the Executive's then current salary for one year from the date of death, and (iii) the continuation of welfare benefits until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards will immediately vest and become exercisable for up to one year following death, subject to any longer exercise term set forth in the award. The Executive's legal representatives may cash out equity-based awards at the highest price per share of Common Stock paid by specified persons during the Employment Period or the prior six-months. Upon termination due to Disability, the Executive will be entitled to receive the same amounts and benefits as would be provided upon death. If an Executive's employment is terminated, other than during a Window Period, by EDS for Cause or by the Executive other than for Good Reason, the Executive will be entitled to receive only the compensation and benefits earned as of the date of termination.

RETENTION PLAN

       The named executive officers, other than Messrs. Alberthal and Fernandes, and other management personnel, excluding Mr. Brown, are participants in the EDS Senior Management Retention Plan (the "Retention Plan"), which provides for certain retention benefits that vary based on the participant's position with EDS and his or her eligibility for retirement during the Retention Period. For purposes of this plan, the Retention Period commenced on August 6, 1998 and will terminate on January 31, 2001. These benefits are evidenced by a Retention Agreement between EDS and each participant under the plan.

       The Retention Plan provides for the payment of a bonus to participants who remain employed by EDS through the end of the Retention Period in an amount equal to the greater of (i) two times the participant's targeted 1998 bonus as designated by the Committee or (ii) the sum of the actual annual incentive bonuses awarded to the participant in respect of calendar years 1998, 1999 and 2000. In addition, a participant who remains employed until the end of the Retention Period will continue to vest in all pre-1998 restricted stock awards in accordance with their scheduled vesting terms (provided the participant has reached Retirement Age (as defined) prior to the end of that period) and will continue to be eligible to exercise all pre-1998 stock options as if his or her employment had continued for ten years from the date of grant, in each case regardless of termination for any reason. Participants who attain Retirement Age prior to the end of the Retention Period and who remain employed through the end of the Retention Period will be entitled to receive benefits under the Supplemental Plan upon retirement computed, with respect to the named executive officers, without dimunition by reason of the fact that the participant is less than 62 years of age at the time of retirement.

       If the participant's employment is terminated by EDS prior to the end of the Retention Period for any reason other than Cause (as defined) or if the participant terminates employment for Good Reason (as defined), then the participant shall be entitled to receive within 15 days of termination a bonus payment equal to the greater of (i) two times the executive's targeted 1998 bonus as designated by the Committee or (ii) the sum of the annual incentive bonuses actually awarded to the participant during the Retention Period prior to termination. In addition, such participant will be entitled to receive a severance payment equal to 18 times the participant's monthly salary rate (or, for those participants entitled to receive specially computed benefits under the Supplemental Plan as described below, equal to the salary the participant would have received through the end of the Retention Period had the participant remained employed through such date). In addition, all pre-1998 unvested restricted stock awards granted to the named executive officers will continue to vest at the times and in the amounts set forth in the participant's stock award agreement, without regard to performance targets, and all pre-1998 stock options awarded to the named executive officers will continue to be exercisable in accordance with the schedule set forth in the participant's option award agreement. Participants who attain Retirement Age prior to the end of the Retention Period and whose employment is terminated during the Retention Period by EDS without Cause or by the participant for Good Reason, will be entitled to receive benefits under the Supplemental Plan upon retirement computed, with respect to the named executive officers, without dimunition by reason of the fact that the participant is less than 62 years of age at the time of retirement.

       If a participant should become entitled to benefits under a COC Agreement prior to the end of the Retention Period, the participant will not be entitled to benefits under both the Retention Plan and the COC Agreement but may elect to receive benefits under the Retention Plan or the COC Agreement, provided that he or she may elect to receive benefits under the Retention Plan as well as the benefit of the provisions under the COC Agreement providing for certain tax gross-up payments with respect to certain excise taxes under Federal tax laws.

AGREEMENTS WITH FORMER EXECUTIVE OFFICERS

       Retirement Agreement with Lester M. Alberthal, Jr. Effective as of December 31, 1998, Mr. Alberthal retired as Chairman of the Board and Chief Executive Officer and resigned as a director of EDS. In connection with his retirement and resignation, Mr. Alberthal and EDS entered into an agreement pursuant to which he agreed to certain restrictions on his ability to compete with EDS, to hire employees of EDS, and to consult with prospective customers with whom EDS is seeking to negotiate a business relationship for as long as he is receiving benefits under that agreement (up to 20 years). In addition, Mr. Alberthal agreed to restrictions on the disclosure of confidential information regarding EDS. Under the terms of this agreement, Mr. Alberthal will provide consulting services to EDS until March 31, 2004 and will receive cash payments of $1,700,000 per year through that date, commencing on January 1, 1999. In addition, the agreement provides for the payment of the $250,000 unpaid portion of previously awarded bonuses in respect of prior years' service, the vesting of 741,000 shares of restricted Common Stock previously granted under the Incentive Plan, of which 378,500 shares vested on January 1, 1999 and the remainder will vest at the rate of 72,500 shares per year from 2000 through 2004 (or upon the occurrence of a change of control of EDS), and the vesting of a previously granted option to purchase 950,000 shares of Common Stock at $45.06 per share, exercisable at any time prior to March 31, 2004. The agreement also provides for the payment of supplemental pension benefits sufficient to provide Mr. Alberthal with total annual retirement benefits of $1,000,000 per year (including benefits under EDS' existing pension plans) commencing on his sixtieth birthday and, following his death, to provide his wife annual benefits of $500,000 per year until her death. Amounts required to fund this retirement benefit have been deposited in a trust under the Supplemental Plan. In addition, EDS will provide him with certain fringe benefits, including benefits under EDS' welfare benefit plans and the provision of secretarial support and financial and tax planning services, until March 31, 2004. The agreement provides for Mr. Alberthal's release of EDS from any claims relating to his employment or retirement.

       Retirement Agreement with Gary J. Fernandes. Effective as of December 31, 1998, Mr. Fernandes retired as Vice Chairman and resigned as a director of EDS. In connection with his retirement and resignation, Mr. Fernandes and EDS entered into an agreement pursuant to which he agreed to serve as a consultant to EDS until December 31, 2000 and further agreed to certain restrictions on his ability to engage in certain activities as or for a competitor of EDS, to consult with or advise any current or prospective EDS customer, to assist any entity involved in negotiations with EDS for services to be rendered by EDS, and to solicit employees of EDS for as long as he is receiving benefits under that agreement. In addition, Mr. Fernandes agreed to restrictions on the disclosure of confidential information regarding EDS. Under the terms of the agreement, Mr. Fernandes will receive 24 monthly payments of $41,667, commencing on January 1, 1999. The agreement further provides for the payment of the $143,750 unpaid portion of previously awarded bonuses in respect of prior years' service; the vesting of 414,000 shares of restricted Common Stock previously awarded to him, of which 37,000 shares will vest annually from 1999 through 2005, 25,000 shares will vest in 2006, 50,000 shares will vest in 2007, and 80,000 shares will vest in 2008 (or upon the occurrence of a change of control of EDS); and the vesting of a previously granted option to purchase 500,000 shares of Common Stock at $45.06 per share. The agreement provides that he may participate in the Supplemental Plan and that his benefit thereunder will be calculated without regard to any early retirement reduction factors. Pursuant to the agreement, Mr. Fernandes released EDS from any claims relating to his employment or retirement.

       Employment Agreement with Robert B. Mintz. Mr. Mintz was appointed Executive Vice President responsible for Human Resources effective April 20, 1998. He resigned from EDS effective March 19, 1999. Under the terms of his offer of employment, on April 24, 1998 Mr. Mintz received as a sign-on bonus $400,000 and 50,000 restricted stock units, one-half of which vested immediately and the remaining half of which vested on

March 2, 1999. His agreement provided for an initial annual salary of $380,000 and a targeted bonus of 110% of salary, with a minimum bonus of $350,000 in respect of the first two years of his employment. On April 24, 1998 Mr. Mintz was awarded under the Incentive Plan 100,000 restricted stock units (in addition to the units received as a sign-on bonus). Of such award, 20,000 units vested on March 2, 1999 and the remainder, which had been scheduled to vest at the rate of 20,000 units per year, terminated upon his resignation. In addition, he was awarded options to purchase 200,000 shares of Common Stock at an exercise price of $41.00 per share, exercisable for a five-year period commencing upon the earlier of (i) April 24, 2008 or (ii) the date on which the closing price of the Common Stock equals or exceeds 200% of the exercise price. Such options terminated upon his resignation from EDS. EDS provided certain additional benefits to Mr. Mintz, including the reimbursement of certain costs incurred by him in connection with his commute to the Dallas area, life insurance and other benefits generally available to executive officers.

CERTAIN TRANSACTIONS

       In connection with the relocation of the company's Asia/Pacific headquarters from Hong Kong to Hawaii, on June 26, 1998 EDS provided Edward V. Yang, Senior Vice President Asia/Pacific, with a $1 million relocation loan. The loan, which does not bear interest, will be forgiven over a five year period commencing June 26, 1999 at the rate of $200,000 per year, provided that any amount outstanding upon the earlier of the termination of Mr. Yang's employment with EDS for any reason or the sale by Mr. Yang of the property purchased with the proceeds of such loan shall be due and payable immediately.

       Prior to 1998, EDS had advanced on behalf of its executive officers an amount equal to the withholding taxes payable upon the vesting of restricted stock units granted under the Incentive Plan. The advanced amounts, which did not bear interest, were required to be repaid within 60 days, although that period was extended for as long as the executive was restricted from trading in EDS stock due to the possession of material non-public information. This policy has been discontinued and all outstanding advances were repaid not later than June 1998. The largest amount outstanding at any time during 1998 in respect of such advances was as follows: Lester M. Alberthal, Jr.--$959,371; John A. Bateman--$128,542; Hartmut Burger--$183,989; John R. Castle, Jr.--$289,125; Paul
J. Chiapparone--$551,967; J. Coley Clark--$264,304; H. Paulett Eberhart-- $148,505; Gary J. Fernandes--$591,907; Joseph M. Grant--$236,557; Jeffrey M. Heller--$768,064; Dean Linderman--$551,967; Gary B. Moore--$151,134; G. Stuart Reeves--$473,114; and Edward V. Yang--$190,942. Messrs. Alberthal, Fernandes, Grant and Linderman retired as executive officers of EDS during 1998.

       At the time of the implementation of the Retention Plan described above, EDS agreed to credit Mr. Castle with 14.75 years of service to EDS, in addition to his actual years of service, for purposes of the calculation of his retirement benefits under the Retirement Plan, the Supplemental Plan and the Retention Plan.


       Ray L. Hunt, a director of EDS, indirectly owns a 50% economic interest in Woodbine Development I, Ltd. ("Woodbine"). Pursuant to an agreement between EDS and Woodbine effective May 1995, EDS retained Woodbine to market and develop certain land owned by EDS surrounding its Plano, Texas headquarters. During 1998, EDS paid Woodbine approximately $1,215,000 (excluding reimbursement for out-of-pocket expenses) for real estate development and brokerage services provided under this agreement.

       James A. Baker, III, a director of EDS, is a senior partner of the law firm of Baker & Botts, L.L.P. EDS retained that firm to provide various legal services to EDS during 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       EDS' directors and executive officers are required under the Exchange Act to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of Common Stock. Copies of these reports must also be furnished to EDS. Based on an examination of these reports and on written representations provided to EDS, EDS believes that all such reports were timely filed in 1998.

             PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF AUDITORS

       The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG LLP as EDS' independent auditors for the year ending December 31, 1999. That firm has been EDS' auditors since 1984. Although not required to do so, the Board of Directors is submitting the appointment of that firm for ratification at the Meeting. If the appointment is not approved, the Board of Directors will reconsider the appointment. A representative of KPMG LLP is expected to be present at the Meeting, will be available to respond to questions and will have the opportunity to make a statement, should he or she so desire.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR 1999.

                PROPOSAL 3:  SHAREHOLDER PROPOSAL RELATING TO
                    DECLASSIFICATION OF BOARD OF DIRECTORS

       The Ray T. Chevedden and Veronica G. Chevedden Family Trust, c/o John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the owner of 1,060 shares of Common Stock, has advised EDS that it intends to present the following resolution at the Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and EDS accept no responsibility, are set forth below.

RESOLVED:  ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR.
EDS shareholders request the Board of Directors take all necessary steps to enact this resolution today. This includes that less frequent than annual election of the entire board requires a majority of shareholder votes cast, as a separate issue.

WHY ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR?
To make EDS more competitive at the highest level of the company:

EDS landed on California Public Employees Retirement System (CalPERS) list of worst corporate performers due to:

     1)   Poor financial showings
     2)   Poor shareholder returns
     3)   Poor corporate governance
                    New York Times      March 15, 1999

CalPERS (www.calpers.ca.gov) has a $100-million stake in EDS stock. CalPERS is a $130-billion institutional shareholder and leader in developing competitive corporate governance principles.

From CBS:
 .  EDS reported 1998 third-quarter net income fell 15%.
 .  Both down:  EDS margins and 1999 EDS growth outlook.
 .  Stock falls 7%.

 . EDS is a classic turnaround possibility but it's got a huge sea anchor - GM, said one analyst.

 .  EDS pays a whopping $36-million to retire CEO Mr. Lester Alberthal - equals
   14% of EDS 3rd quarter profit.

 .  EDS will take a $13-million charge to retire No. 2 executive Mr. Gary
   Fernandes.

 .  Taking a charge to retire an executive is an unusual company move.
               www.cbs.marketwatch.com  Oct. to Dec. 1998.

EDS' nominating and audit committees include insiders. CalPERS believes that EDS must change its corporate governance, or it will continue poor shareholder returns.
               CalPERS EDS Profile

Thirteen (13) EDS executives and officers sell $22 million of EDS stock from Feb. 2 to March 12, 1998. EDS insiders had good timing earlier. Two 30% stock price drops followed previous waves of insider sales, said Bob Gabele, President of CDA/Investnet.

               Wall Street Journal      May 6, 1998

WHAT BUILT-IN CONFLICTS DOES THE EDS BOARD HAVE?
1) EDS Director James Baker is senior partner in the EDS outside law firm Baker & Botts ($171-Million revenue).

2) Mr. Baker was the ultimate boss at EDS during the search for Mr. Alberthal's successor (New York Times, Aug. 17, 1998).

3)  Baker faces divided loyalty in promoting Baker & Botts and also EDS.

4) Baker could have limited his CEO search to candidates that will hire Baker & Botts. Also:

5)  The 11-member EDS board has 2 inside directors.

6)  EDS paid $939,000 to a company 50%-owned by director Ray Hunt.

7)  Three EDS directors have a small stake in EDS - 700 to 1300 shares.

8)  EDS Director William Gray is "stretched thin" - sitting on 8 boards.

       Institutional Shareholder Services (www.cda.com/iss), a proxy advisory firm for institutional shareholders, recommends electing the entire board each year.

       The best boards continue to raise the bar, said Business Week. Business Week, citing a number of factors, said for the Best Board: PLACE THE ENTIRE BOARD UP FOR ELECTION EVERY YEAR.

                                   YES ON 3
                               _________________

                       THE BOARD OF DIRECTORS RECOMMENDS
            A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

       The Board believes that the staggered system for electing directors provides important benefits to EDS and its shareholders:

    . It affords continuity and stability in the business and affairs of a company by ensuring that a sudden and disruptive change in the composition of its board of directors will not occur, with the potential sudden changes in strategy, policies, and business relations that might accompany such a change. Continuity and stability provide a competitive advantage to a professional services business such as EDS, whose customers and potential customers enter into long-term contracts for the critical business services the company provides, and are particularly important to the company at this time due to the recent transition in our senior executive ranks.

    . The classified board is a widely used safeguard to protect against unsolicited attempts to gain control of a company. It maximizes shareholder value by encouraging a person seeking to obtain control of a company to negotiate with the Board. Because at least two annual meetings will generally be required to effect a change in control of the Board, the classified board gives the incumbent directors the time and leverage necessary to review any takeover proposal, negotiate more favorable terms for shareholders, and consider alternate proposals and strategies.

    . It provides a strong balance in EDS' governance by ensuring that a majority of directors at any given time will have experience in the business and affairs of the company while at the same time affording shareholders the opportunity to review corporate decision-making and change up to one-third of the board annually if they are not satisfied.

       Eliminating the classified board would require an amendment to EDS' Certificate of Incorporation. Approval of this proposal would not automatically eliminate the classified board, but would be a recommendation to the board that it propose to shareholders an amendment to EDS' Certificate of Incorporation to eliminate the classified board. Under EDS' Certificate of Incorporation, an elimination of the classified board would require the approval of at least 80% of the outstanding shares of Common Stock. This proposal, however, requires the approval of only a majority of the votes cast at the Meeting.

       Without attempting to comment on the inaccuracy of various statements cited by the proponent, the Board believes the record amply demonstrates its independence of action, and that eliminating the classified Board would have no effect on that independence.

       The Board believes that this proposal is not in the best interest of EDS or its shareholders.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS
PROPOSAL.


                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

       Under SEC rules, shareholder proposals intended to be presented at the 2000 Annual Meeting and included in the proxy materials for that meeting must be received no later than December 10, 1999 and must comply with applicable SEC rules. Proposals may be mailed to the Secretary of EDS at 5400 Legacy Drive, Plano, Texas 75024-3199.

       Our Bylaws provide for certain procedures which shareholders must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting. These procedures are applicable whether or not the proposal is intended to be included in our proxy materials for that meeting. Generally, the shareholder must notify the Secretary of EDS of the proposal not less than 90 days nor more than 270 days before the scheduled meeting date. The notice must include the name and address of the shareholder and of any other shareholders known by such shareholder to be in favor of the proposal. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of Common Stock beneficially owned by the nominee(s), and such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC's proxy rules (including the written consent of each nominee). Notice of an item of business shall include a description of the proposed business and the reason for conducting the proposed business at the annual meeting. Copies of the Bylaws are available from the Secretary of EDS.

       We currently expect that the 2000 Annual Meeting of Shareholders will be held on May 23, 2000, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy materials, which as noted above must be received by December 10, 1999) must be given by shareholders by February 23, 2000.

                                 ANNUAL REPORT

       A COPY OF EDS' ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SEC WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO EDS INVESTOR RELATIONS, 5400 LEGACY DRIVE, MAIL STOP H1-2D-05, PLANO, TEXAS 75024-3199. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE ELECTRONICALLY ON EDS' INTERNET WEB SITE AT WWW.EDS.COM.

                                   By order of the Board of Directors,


                                    /s/ D. Gilbert Friedlander
                                   D. Gilbert Friedlander
                                   Senior Vice President, Secretary
                                   and General Counsel

April 9, 1999

                         VOTE BY TELEPHONE OR INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK                     EDS
                 UNTIL 1:00 P.M. CENTRAL TIME ON MAY 25, 1999


                                   TELEPHONE
                                 800-575-6655

Use any touch tone telephone to vote your proxy. Have your proxy card with you when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.


                                   INTERNET
                       http://proxy.shareholder.com/eds

Use the internet to vote your proxy. Have your proxy card with you when you access the above website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.


                                     MAIL

Complete, sign and date this proxy card and return it in the postage-paid envelope we have provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if your marked, signed and returned this proxy card.

If you submit your proxy by telephone on the Internet, there is no need for you to mail back this proxy card.


Call Toll-Free To Vote - It's Fast, Convenient, and Your Vote is Important!
                                 800-575-6656

--------------------------------------------

CONTROL NUMBER FOR TELEPHONE/INTERNET VOTING
--------------------------------------------

IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET, THERE IS NO NEED FOR YOU TO MAIL BACK THIS PROXY CARD.
--------------------------------------------------------------------------------

                              PLEASE DETACH HERE
                You Must Detach This Portion of the Proxy Card
                 Before Returning It in the Enclosed Envelope

     [       ]

(THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.)
--------------------------------------------------------------------------------
1. Election of Directors. The Board of Directors recommends a vote "FOR" the nominees listed: nominees 01 - Richard H. Brown 02 - James A. Baker, III
    03 - Judith Rodin

FOR            WITHHOLD
ALL   [X]      FOR ALL    [X]      EXCEPTIONS    [X]


Exceptions__________________________________________
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "exceptions" box and write the name(s) in the space provided above.

                                              FOR         AGAINST        ABSTAIN
2.  Directors' Proposal
    Ratification of appointment of auditors   [X]           [X]            [X]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 3.)
--------------------------------------------------------------------------------
                                              FOR         AGAINST        ABSTAIN
3.  Proposal by a shareholder
    regarding declassification of the         [X]           [X]            [X]
    Board of Directors

--------------------------------------------------------------------------------
To include any comments                     If you do not want to
or change of address,                       receive an Annual Report
mark this box and use the     [X]           for this account, please       [X]
reverse side.                               mark this box.

If you agree to access our
Annual Report and Proxy       [X]           Please mark this box if        [X]
Statement electronically                    you plan to attend the
in the future, please mark                  Annual Meeting.
this box.

                    Please sign exactly as name or names appear on this proxy.
                    When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title.
                            If more than one trustee, all should sign.


                    Dated _____________________________________________, 1999

                    _________________________________________________________
                                           Signature

                    __________________________________________________________
                                           Signature

If you do not vote by telephone or internet,     Votes MUST be indicated (x) in
please sign, date and return this proxy card     Black or Blue ink.
immediately using the enclosed envelope.

                               ADMISSION TICKET

                                      EDS

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                            MAY 25, 1999, 1:00 P.M.
                          THE PLANO CONVENTION CENTRE
                         2000 E. SPRING CREEK PARKWAY
                              PLANO, TEXAS 75074


                              [MAP APPEARS HERE]

                            Take Central Expressway
                         (U.S. Highway 75) to Exit 21
                            (Spring Creek Parkway).
                       Head east on Spring Creek Parkway
                          to Plano Convention Centre,
                           located on the southwest
                            corner of Spring Creek
                           Parkway and Jupiter Road.

--------------------------------------------------------------------------------
                         PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ELECTRONIC DATA
  SYSTEMS CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 25, 1999

     The undersigned hereby authorizes Richard H. Brown, Jeffrey M. Heller, and
D. Gilbert Friedlander, and each or any of them with power to appoint his substitute, to vote as Proxy for the undersigned at the Annual Meeting of Stockholders to be held at The Plano Convention Centre, 2000 E. Spring Creek Parkway, Plano, TX 75074 on May 25, 1999 at 1:00 p.m., or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.

     THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD IN THE EDS 401(K) PLAN, THE EDS STOCK PURCHASE PLAN, THE EDS PUERTO RICO SAVINGS PLAN, THE GM SAVINGS STOCK PURCHASE PROGRAM, AND THE GM PERSONAL SAVINGS PLAN, AND THE UNDERSIGNED HEREBY AUTHORIZES THE RESPECTIVE TRUSTEES/ADMINISTRATORS OF SUCH PLANS TO VOTE THE SHARES HELD IN THE UNDERSIGNED'S ACCOUNTS. GENERALLY, SHARES IN THESE PLANS CANNOT BE VOTED UNLESS A VALID PROXY IS RETURNED, ALTHOUGH SHARES IN THE EDS 401(K) PLAN MAY, AND SHARES HELD IN THE GM PERSONAL SAVINGS PLAN WILL, BE VOTED IN THE DISCRETION OF THE TRUSTEE.

                                      ELECTRONIC DATA SYSTEMS CORPORATION
                                      P.O. BOX 11464
                                      NEW YORK, N.Y. 10203-0484


Address Change/Comments:________________________________________________________

--------------------------------------------------------------------------------
(IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE BOXES FOR "COMMENTS/CHANGE OF ADDRESS" ON THE REVERSE SIDE OF THIS CARD SO THAT YOUR
COMMENTS CAN BE DIRECTED TO THE APPROPRIATE GROUP FOR REVIEW.)        (Continued
and please sign on reverse side.)